EXHIBIT 2

                        ARTICLES AND AGREEMENT OF MERGER


DATED:   July 21, 1999

BETWEEN: FIRST COLONIAL VENTURES LTD.
                  a Utah corporation ("First Colonial")

AND:              NOVA COMMUNICATIONS LTD.
                  a Nevada corporation ("Nova")

         WHEREAS, First Colonial and Nova wish to provide for the terms and conditions upon which a merger of First Colonial with and into Nova would be consummated for the purposes of changing the domicile of First Colonial from Utah to Nevada and changing the name of First Colonial to Nova Communications Ltd; and

         WHEREAS, the Board of Directors of First Colonial and Nova have deemed it desirable and in the best interests of the corporations and their shareholders that the merger should take place, and have approved the merger pursuant to the terms of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                                    ARTICLE I
                         The Merger and Related Matters
                         ------------------------------

1.01         The Merger
             ----------

             (a) Subject to the terms and conditions of this Agreement, at the Effective Date, as defined in Section 1.01(b), First Colonial shall be merged with and into Nova in accordance with the provisions of the Business Corporation Acts of the States of Utah and Nevada, respectively ("Corporation Acts"), and the separate existence of First Colonial shall cease and Nova shall continue as the surviving corporation under the laws of the State of Nevada under the name "Nova Communications Ltd." ("Surviving Corporation").

             (b) The merger shall become effective at the time of filing Articles of Merger under the Corporation Acts. The date when the merger shall become effective is hereinafter referred to as the "Effective Date."

             (c) On the Effective Date, the Surviving Corporation shall thereafter possess all


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                      assets and property of every description, and the rights,
                      privileges, powers and authority of First Colonial and Nova, and all obligations belonging to or due to each of First Colonial and Nova. The Surviving Corporation shall be liable for all obligations of each of First Colonial and Nova, including liability to dissenting shareholders as referred to in Section 1.03.

1.02         Exchange of Shares
             ------------------

             On the Effective Date, the then issued and outstanding shares of voting common stock of First Colonial shall be exchanged for 15,516,263 shares of fully paid and nonassessable voting common stock in the Surviving Corporation. The voting common stock of First Colonial so exchanged shall be cancelled and returned and shall no longer be considered issued or outstanding. On the Effective Date, there shall be outstanding 15,516,263 shares of the common stock of the Surviving Corporation.


1.03         Dissenting Shares
             -----------------

             To the extent provided by the Corporation Acts, the voting common stock of First Colonial and Nova, respectively, which are outstanding immediately prior to the Effective Date and which are held by shareholders who are entitled to and did not vote such shares in favor of the merger and who shall have properly and timely delivered to First Colonial or Nova, as the case may be, a written demand for payment of the fair cash value of the common stock in accordance with all of the relevant provisions of the Corporation Acts shall not be exchanged for the voting common stock of the Surviving Corporation, but instead the holders thereof shall be entitled to payment of the fair cash value of such common stock. However, if any shareholder has not properly complied with all of the relevant provisions of the Corporation Acts regarding the rights of dissenting shares, the shares of common stock held by such shareholder shall be deemed to have been exchanged pursuant to the merger.

10.4         Articles of Incorporation and Bylaws of Surviving Corporation
             -------------------------------------------------------------

             The Articles of Incorporation and Bylaws of Nova, as in effect on the Effective Date, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended as provided by law.

1.06         Directors and Officers of the Surviving Corporation
             ---------------------------------------------------

             The officers and directors of the Surviving Corporation shall be as follows:

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             NAME                                    TITLE
             ----                                    -----

             Murray W. Goldenberg           President and Chief Executive
                                            Officer, Director

             Leslie I. Handler              Secretary, Director

             Kenneth Owen                   Director


             The directors shall hold office subject to the provisions of the Bylaws of the Surviving Corporation until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors have been duly elected or appointed and qualified. Such officers shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors have been duly elected or appointed, and have been duly qualified.


                                   ARTICLE II
                         Warranties and Representations

2.01         Warranties and Representations of First Colonial
             ------------------------------------------------

             First Colonial hereby warrants and represents to Nova as follows:

             (a) Due Organization; Good Standing and Corporate Power. First Colonial is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

             (b) Capitalization. On the Effective Date, the authorized capital stock shall consist of 500,000,000 shares of voting common stock, $0.001 par value, and 10,000,000 shares of preferred stock. All issued and outstanding shares of common stock have been validly issued and are fully paid and nonassessable. There are no shares of preferred stock issued and outstandning.

             (c) Authorization and Validity of Agreement. First Colonial has full corporate power and authority to execute and deliver this Agreement, and has obtained the necessary approval of its shareholders, to consummate the merger. The execution, delivery and performance by the Company of this Agreement have been authorized by its Board of Directors. This Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

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             (d)      No Consents or Approvals Required. The execution and
                      delivery of this Agreement will not (i) conflict with, or violate any provision of the Articles of Incorporation or Bylaws of First Colonial, (ii) conflict with or violate any law, rule, regulation, order, writ, injunction, judgment or decree applicable to First Colonial or by which any of its properties or assets are found or affected; or (iii) conflict with or result in any breach of or constitute a default under, or give to others any rights of termination or cancellation of or result in the creation of any lien, charge or encumbrance on any of the properties or assets of First Colonial pursuant to any note, bond, mortgage, indenture, deed of trust, lease, or any other instrument to which First Colonial is a party.

             (e) Litigation or Administrative Proceedings. There are no suits, actions, legal or administrative proceedings or investigations pending or threatened against First Colonial of which Nova has not been advised, which, if adversely determined, would materially and adversely affect the financial condition of First Colonial or the conduct of its business.


2.02         Warranties and Representations of Nova
             --------------------------------------

             Nova hereby warrants and represents to First Colonial as follows:

             (a) Due Organization; Good Standing and Corporate Power. Nova is a corporation duly organized and validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on the business as now being conducted.


             (b) Capitalization. The authorized capital stock consists of 500,000,000 shares of voting common stock, $0.001 par value, and 10,000,000 shares of preferred stock. All issued and outstanding shares of common stock have been validly issued and are fully paid and nonassessable.

             (c) Authorization and Validity of Agreement. Nova has full corporate power and authority to execute and deliver this Agreement and to consummate the merger. The execution, delivery and performance by Nova of this Agreement have been authorized by the Board of Directors. This Agreement is a valid and binding obligation of Nova, enforceable against it in accordance with its terms.

             (d) No Consents or Approvals Required. Neither the execution nor the delivery of this Agreement will (i) conflict with, violate, or result in a breach of any provision of the Articles of Incorporation or Bylaws of Nova, (ii) conflict with,


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                      or violate any law, rule, regulation, order, writ,
                      injunction, judgment or decree applicable to Nova, or by which any of its properties or assets may be found or affected; or (iii) conflict with or result in any breach of or constitute a default under or give to others any rights of termination or cancellation of or result in the creation of any lien, charge or encumbrance on any of the properties or assets of Nova pursuant to any note, bond, mortgage, indenture, deed of trust, lease or any other instrument to which Nova is a party.

             (e) Litigation or Administrative Proceedings. There are no suits, actions, legal or administrative proceedings or investigations pending or threatened against Nova of which First Colonial has not been advised, which, if adversely determined, would materially and adversely affect the financial condition of Nova or the conduct of its business.



                                   ARTICLE III
                            Conditions to the Merger
                            ------------------------

3.01         Conditions Precedent to Obligations of First Colonial and Nova
             --------------------------------------------------------------

             The respective obligations of First Colonial and Nova to consummate the merger under this Agreement are subject to the satisfaction or waiver of each of the following conditions:

             (a) The approval of the shareholders of First Colonial shall have been obtained in accordance with the Corporation Acts.

             (b) No order, statute, regulation, injunction, decree or restraining order shall have been enacted, entered or enforced by any court of competent jurisdiction or governmental authority that prohibits the consummation of the merger.

             (c) All regulatory authorizations necessary to carry out the merger shall have been received.

             First Colonial and Nova each agree to use their best efforts to fulfill all conditions precedent referred to herein and to do all things necessary to consummate the merger.



                                   ARTICLE IV

                           Termination and Abandonment
                           ---------------------------

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4.01         Termination
             -----------

             This Agreement may be terminated and the merger abandoned, at any time prior to the Effective Date, whether before or after the approval of the merger by the shareholders of First Colonial and Nova, respectively, by mutual consent of the Board of Directors of First Colonial and Nova.

4.02         Effect of Termination
             ---------------------

             In the event of the termination of this Agreement pursuant to
             Section 4.01, this Agreement shall become void and have no effect and there shall be no liability hereunder on the part of First Colonial or Nova or any of their respective officers, directors, employees, agents or shareholders.



                                    ARTICLE V
                                  Miscellaneous
                                  -------------

5.01         Entire Agreement
             ----------------

             This Agreement contains the entire agreement of the parties with respect to the merger and supercedes all prior agreements and understandings oral and written with respect thereto.

5.02         Amendment and Modification
             --------------------------

             To the extent permitted by applicable law, at or prior to the Effective Date this Agreement may be amended, modified or supplemented by written agreement of the respective Boards of Directors of First Colonial and Nova, whether before or after the vote of the shareholders of First Colonial and Nova.

5.03         Counterparts
             ------------

             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

5.04         Applicable Law
             --------------

             This Agreement and the legal relations between First Colonial and Nova shall be governed by and construed in accordance with the laws of the State of Nevada



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             IN WITNESS WHEREOF, First Colonial and Nova have each caused this
Agreement to be executed by their respective officers duly authorized as of the date first above written.


Attest:                                     FIRST COLONIAL VENTURES LTD.

By /s/ LESLIE I. HANDLER                    By:/s/ MURRAY GOLDENBERG
            Secretary                                President

Attest:
                                            NOVA COMMUNICATIONS LTD.

By:/s/ LESLIE I. HANDLER                    By:/s/ MURRAY GOLDENBERG
            Secretary                                President












































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